UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
FORM 8-K
__________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

March 16, 2017
Date of Report (Date of earliest event reported)

__________________
THE RUBICON PROJECT, INC.
(Exact name of registrant as specified in its charter)
 __________________

Delaware	001-36384	20-8881738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12181 Bluff Creek Drive, 4th Floor
Los Angeles, CA 90094
(Address of principal executive offices, including zip code)

(310) 207-0272
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

The Company has entered into an Executive Employment Agreement with Mr. Michael Barrett effective as of March 16, 2017 (the “Employment Agreement”) pursuant to which Mr. Barrett has joined the Company as President and Chief Executive Officer. The Employment Agreement also provides that Mr. Barrett will be appointed to serve on the Company’s Board of Directors. The Company’s previous Chief Executive Officer, Frank Addante, will continue to serve as Chairman of the Board and will remain employed by the Company, working in support of Mr. Barrett on thought leadership and the Company’s long-term vision and strategy. Mr. Addante’s cash compensation will remain unchanged in the short-term but is expected to be reduced as his new role is defined. Mr. Addante’s previously-issued stock awards will remain outstanding and operate in accordance with their terms.

Mr. Barrett, 54, has served as the President of Ichabod Farm Ventures LLC, an investment company that he founded, since December 2012. From January 2014 until December 2015, he served as President and Chief Executive Officer of Millennial Media, Inc. From July 2012 until December 2012, he served as Global Chief Revenue Officer and Executive Vice President at Yahoo! Inc. Prior to Yahoo!, from January 2012 until July 2012, Mr. Barrett served as Director at Google Inc., where he led the integration efforts following Google's acquisition of Admeld Inc., a global supply side platform solution for premium publishers. Mr. Barrett previously served as Chief Executive Officer of AdMeld from November 2008 until December 2011. Mr. Barrett has also held senior positions at AOL, Fox Interactive Media and Disney Online. Mr. Barrett serves on the Board of Directors of MediaMath, a demand side platform that purchases digital advertising inventory over the Company’s platform.

Pursuant to the Employment Agreement, Mr. Barrett's annual base salary is $515,000 and he is entitled to participate in the Company’s performance-based executive bonus compensation plan in accordance with the terms thereof with a target bonus equal to 100% of his annual base salary and a maximum bonus equal to 200% of his annual base salary. In addition, Mr. Barrett has received a sign-on award of 634,780 non-qualified stock options and 1,099,138 restricted stock units. A pro-rated portion of 25% of the restricted stock units, based on the number of days actually worked in 2017, will vest on December 21, 2017 and otherwise the stock options and restricted stock units will vest in accordance with the Company’s generally applicable standard time-based vesting schedules. The Employment Agreement also provides that Mr. Barrett is eligible to participate in any employee benefit or group insurance plan sponsored by the Company and generally available to other executive officers and that he is entitled to reimbursement for reasonable business expenses.

The Company and Mr. Barrett have also entered into an Executive Severance and Vesting Acceleration Agreement (the “Severance Agreement”) to provide for the following material severance benefits: in case of Involuntary Termination (as defined in the Severance Agreement) not in connection with or following a Sale Transaction (as defined in the Severance Agreement), 12 months’ salary continuation, pro-rata bonus at target for time served during the year of termination, 12 months’ reimbursement of COBRA expense, and 12 months’ vesting acceleration of time-based equity awards; and in case of Involuntary Termination in connection with or within 13 months following a Sale Transaction, 12 months’ salary continuation plus target annual bonus, pro-rata bonus at target for time served during the year of termination, 12 months’ reimbursement of COBRA expense, and vesting acceleration of all time-based equity awards.

The foregoing summaries of the Employment Agreement and the Severance Agreement are not complete and are qualified in their entirety by reference to the complete texts of the Employment Agreement and the Severance Agreement, copies of which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Mr. Barrett does not have any family relationship with any of the Company’s executive officers or directors. Mr. Barrett is not a party to any transaction with the Company that would be required to be disclosed pursuant to Item 404 of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Executive Employment Agreement between The Rubicon Project, Inc. and Michael Barrett, dated March 16, 2017.
10.2	Executive Severance and Vesting Acceleration Agreement between The Rubicon Project, Inc. and Michael Barrett, dated March 16, 2017.
99.1	Press Release dated March 22, 2017

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE RUBICON PROJECT, INC.

Date:	March 22, 2017	By:	/s/ Brian W. Copple
Brian W. Copple
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement between The Rubicon Project, Inc. and Michael Barrett, dated March 10, 2017.
10.2	Executive Severance and Vesting Acceleration Agreement between The Rubicon Project, Inc. and Michael Barrett, dated March 10, 2017.
99.1	Press Release dated March 22, 2017.